                                                                Exhibit 1.A.5(b)
                                                                          NEL-41

--------------------------------------------------------------------------------
Rider: Guaranteed Death Benefit


The Policy to which this Rider is attached is issued by the Company subject to the provisions of this Rider.


Guaranteed Death Benefit

On the first day of each policy month the Company will determine if the Guaranteed Death Benefit is in effect. If the Benefit is in effect, the Policy will not be lapsed even if the Net Cash Value of the Policy on the first day of the policy month is not enough to cover the full Monthly Deduction for that month. If the Insured dies while the Benefit is in effect, the Death Benefit of the Policy will be based on the Death Benefit Option in effect on the date of death.

The Guaranteed Death Benefit Premium is shown in the Policy Schedule. This Premium will be recalculated when: the Face Amount is increased or decreased; the amount provided by riders attached to the Policy is increased or decreased; a partial surrender which results in a decrease in Face Amount is made; or the underwriting class of the Policy and its riders is changed to a more favorable underwriting class. When this Premium is recalculated, the new Premium and its effective date will be shown in Section 1 of the Policy.

The Benefit will be in effect if (a) is equal to or greater than (b) where: (a) equals the total of the premiums paid to date; less every partial surrender made to date; less any Cash Value paid to you to allow the Policy to continue to qualify as life insurance; less the Policy Loan Balance; and (b) equals the sum of 1/12 of each Guaranteed Death Benefit Premium times the number of completed policy months the Premium was in effect plus 1/12 of the most recent Guaranteed Death Benefit Premium.

If the Benefit is not in effect, the amount of premium required to put the Benefit in force is: the sum of 1/12 of each Guaranteed Death Benefit Premium times the number of completed policy months the Premium was in effect plus 1/12 of the most recent Guaranteed Death Benefit Premium; minus the total amount of premium which has already been paid into the Policy; less every partial surrender made to date; less any Cash Value paid to you to allow the Policy to continue to qualify as life insurance; less the Policy Loan Balance.

Cost of Rider

Whether or not the Benefit is in effect, the cost for this Rider is charged as part of the Monthly Deductions. The monthly cost for this Rider equals: the Face Amount of the Policy plus the Term Amount of the Adjustable Term Insurance Rider, if any; times $0.00001.

Contract

This Rider is made part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. (See Section 1 of the Policy.) This Rider has no cash value.

Termination

This Rider will terminate upon the earliest of:

 .    Termination of the Policy;

 .    Death of the Insured;

 .    The Insured's age 100; or

 .    Receipt by the Company at its Administrative Office of written election signed by the Owner of the Policy to terminate the Rider.

If you elect to terminate this Rider, there can be no Guaranteed Death Benefit for this Policy.


New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

  ABCD                              ABCD
President                        Secretary


NEL-41

                                                                          NEL-44

--------------------------------------------------------------------------------

Rider: Adjustable Term Insurance

The Company agrees that if the Insured dies while this Rider is in force, the amount of Adjustable Term Insurance will be paid as a part of the policy proceeds.

When you apply for this Rider, you can choose to have the Term Amount of the Rider added to the Face Amount of the Policy for purposes of calculating the Death Benefit. Your choice cannot be changed.

Cost of Rider

The cost for this Rider is charged as part of the Monthly Deductions. The rates for the Rider are set by the Company each year on the policy anniversary, based on the expectations of the Company as to future experience. The rates are guaranteed for one year. The rates for the Rider will never be more than the rates shown in the attached Table of Guaranteed Monthly Insurance Rates Per $1,000.

Date of Issue

The Date of Issue of this Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. Rider years will coincide with policy years. If this Rider is issued after the Date of Issue of the Policy, the first rider year will begin on the policy anniversary on or next following the Date of Issue of the Rider. The term insurance provided by this Rider will be in force from the Date of Issue of the Rider. The effective date of this Rider is its Date of Issue.

Increase in Term Amount

After the first policy year, the Term Amount can be increased effective on the first day of any policy month. An increase in Term Amount is subject to:

 .    Written application to increase the Term Amount;

 .    Proof that the Insured is insurable;

 .    The underwriting rules of the Company allowing new insurance for the amount of the increase at the age of the Insured on the Adjustment Date;

 .    The amount of the increase being at least $10,000, except with the consent of the Company; and

 .    A Monthly Deduction for the increase.

The Application to increase the Term Amount must be signed by you and the Insured. An increase will be effective on the Adjustment Date shown in the new Policy Schedule.


Decrease in Term Amount

The Term Amount can be decreased effective on the first day of any policy month by written application to the Company; but only if the Term Amount after the decrease is at least $10,000, except with the consent of the Company. A decrease in Term Amount will be applied to reduce the initial Term Amount and each increase in Term Amount on a pro rata basis, except with the consent of the Company. A decrease in Term Amount will be effective on the Adjustment Date shown in the new Policy Schedule.

Adjustment of the Policy

The Policy Schedule and the Rider's Table of Guaranteed Monthly Insurance Rates Per $1,000 must reflect an increase or a decrease in the Term Amount. The new Policy Schedule, the new Table, if any, and the Application for the adjustment will be made part of the Policy when the Company, at its option:

 .    Sends you a new Policy Schedule and Table, if any, and a copy of the
     Application for the adjustment for you to attach to the Policy; or

 .    Requires that the Policy be returned to have the new Policy Schedule and
     Table, if any, and a copy of the Application for the adjustment attached to the Policy by the Company; or

 .    Sends you an adjusted policy to take the place of this Policy.

Upon adjustment, the Policy will be in force only as adjusted.

Not Contestable After Two Years

The insurance issued under this Rider will not be contestable after it has been in force during the life of the Insured:

 .    For the Death Benefit associated with the initial Term Amount, for two years from the Date of Issue of this Rider; and

 .    For the Death Benefit associated with each increase in Term Amount of this
     Rider, for two years from the Adjustment Date for that increase.


NEL-44                                                               (continued)

                                                                          NEL-44

--------------------------------------------------------------------------------

Suicide Within Two Years

If the death of the Insured is by suicide while sane or insane within two years of the Date of Issue of this Rider or within two years of the Adjustment Date of an increase in Term Amount, a limited benefit will be paid.

The amount payable under this Rider: will be limited to the portion of the Monthly Deduction made to pay for the insurance subject to this provision; and will be paid as part of the benefits of the Policy.

Contract

A copy of the Application for this Rider is attached to and made a part of the Rider. This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. This Rider has no cash value.

Exchange Option

You can, after the first policy year and before the policy anniversary on which the Insured is age 80, exchange any portion of the insurance then in force under this Rider for an increase in Face Amount for this Policy effective on the first day of any policy month. If you have not chosen to have the Term Amount of this Rider added to the Face Amount of the Policy for purposes of calculating the Death Benefit, you can, before the policy anniversary on which the Insured is age 80, exchange any portion of the insurance then in force under this Rider: for a policy issued on any plan of fixed or variable whole life insurance; or of fixed or variable flexible premium adjustable life insurance issued by the Company on the Policy Date of the new policy at any time. The exchange can be made without proof that the Insured is insurable. The Term Amount in force after the exchange will equal: the Term Amount in force immediately before the exchange; less the Term Amount exchanged. The coverage resulting from an exchange will not be subject to the Contestable and Suicide periods beyond the date that the exchanged insurance would have been subject to those provisions.

Exchange to Fixed or Variable Whole Life Insurance or to Fixed or Variable Flexible Premium Adjustable Life Insurance

Any policy resulting from an exchange under this Rider will be issued:

 .    With a Face Amount equal to the amount of term insurance being exchanged;

 .    With the same Insured and underwriting class as this Rider;

 .    On a policy form and at premium rates in use by the Company on the Policy
     Date of the new policy;

 .    With a current Policy Date and Age of Insured; and

 .    Subject to any assignments and limitations to which this Rider is subject, and to payment of the first premium for the new policy.

An exchange can be made only with the consent of the Company if: the amount of term insurance you want to exchange is less than the Company's published minimum limits of issue; or any rider is to be attached to the new policy.

Exchange for an Increase in Face Amount for This Policy

Any Increase in Face Amount for this Policy resulting from an exchange under this Rider is subject to:

 .    The underwriting rules of the Company allowing new Insurance for the amount of the increase on the same plan at the age of the Insured on the Adjustment Date;

 .    The amount of the increase being at least $10,000, except with the consent of the Company;

 .    A Monthly Deduction for the increase.

An increase will be effective on the Adjustment Date shown in the new Policy Schedule.


NEL-44                                                               (continued)

                                                                          NEL-44

--------------------------------------------------------------------------------



Automatic Exchange At Age 100

At the Insured's age 100, if a Guaranteed Death Benefit rider is attached to the Policy and the Benefit is in effect, the Term Amount will be exchanged for an increase in Face Amount for this Policy. No evidence of insurability will be required. No Face Amount Increase Administrative Charge will be imposed.

The increase will be effective on the Adjustment Date shown in the new Policy Schedule.

Termination

This Rider will terminate upon the earliest of: (a) termination of the Policy;
(b) exchange of the full amount of term insurance under the Rider for a new policy; (c) a decrease in coverage which decreases the Term Amount to zero; (d) receipt at the Administrative Office of the Company of written election signed by the Owner of the Policy to terminate the Rider; and (e) the Insured's age 100.


New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

     ABCD                             ABCD
   President                        Secretary




NEL-44                                                               (continued)

                                                                          NEL-44

--------------------------------------------------------------------------------

Table of Guaranteed Monthly Insurance Rates Per $1,000

Policy Number: Specimen        Insured: John Smith

--------------------------------------------------------------------------------

     Rider     Monthly         Rider      Monthly      Rider      Monthly
      Year        Rate          Year         Rate       Year         Rate

         1       .1758            23       1.0408         45       7.5875
         2       .1867            24       1.1325         46       8.2367
         3       .2000            25       1.2308         47       8.9567
         4       .2150            26       1.3400         48       9.7708
         5       .2325            27       1.4617         49      10.6883
         6       .2517            28       1.5992         50      11.6875
         7       .2742            29       1.7550         51      12.7458
         8       .2967            30       1.9283         52      13.8408
         9       .3225            31       2.1183         53      14.9625
        10       .3492            32       2.3208         54      16.1058
        11       .3792            33       2.5367         55      17.2742
        12       .4100            34       2.7658         56      18.4808
        13       .4433            35       3.0142         57      19.7483
        14       .4783            36       3.2925         58      21.1208
        15       .5175            37       3.6083         59      22.6758
        16       .5592            38       3.9708         60      24.6583
        17       .6083            39       4.3867         61      27.4967
        18       .6633            40       4.8492         62      32.0458
        19       .7258            41       5.3492         63      40.0167
        20       .7967            42       5.8775         64      54.8317
        21       .8725            43       6.4267         65      83.3333
        22       .9550            44       6.9917


This Rider is adjustable. If it is adjusted, a new Table will supersede this Table.




--------------------------------------------------------------------------------
[SIGNATURE APPEARS HERE]
       Secretary


NEL-44

                                                                          NEL-79

--------------------------------------------------------------------------------

Rider: Waiver of Monthly Deductions -- Disability of Insured


The Company agrees to waive the monthly deductions for the Policy and all Riders on receipt of proof that total disability of the Insured:

 .    Started while this Rider was in force; and
 .    Has continued for at least six months.

Definitions

"Total disability" means disability of the Insured:

 .    Which results from sickness or accidental bodily injury; and

 .    Which continuously prevents the Insured from working for pay or profit.

During the first 36 months of disability, "working" means engaging in the occupation which was the regular occupation of the Insured when total disability started; and thereafter means engaging in any occupation for which the Insured is or becomes fit by education, training or experience.

Total disability may be the result of a sickness which began or an injury which occurred either before or after this Rider was issued.

"Working for pay or profit" includes attending school or college as a full time student, if that was the main occupation of the Insured when the disability started.

Total disability will be presumed if, as the result of a sickness or an accidental bodily injury, the Insured has a total loss, which begins while this Rider is in force, of:

 .    Speech; or sight in both eyes; or hearing in both ears; or

 .    Use of both hands; or use of both feet; or use of one hand and one foot.

Total disability will be presumed as long as the loss continues, even if the Insured is working for pay or profit.


NEL-79                                                               (continued)

                                                                          NEL-79

--------------------------------------------------------------------------------

Exclusion

This Rider does not provide benefits for total disability which results from a sickness or an injury caused by war or an act of war after the Date of Issue of this Rider.

Increase in Waiver Coverage

Coverage under this Rider can be increased, subject to the underwriting rules of the Company, when the Face Amount is increased if the Insured is not totally disabled. Increase is subject to:

 .    The terms of the Adjustment Section of the Policy;

 .    The limits of the Company for Waiver of Monthly Deductions benefits; and

 .    An increase in the premiums for the Rider.

Application to increase the Face Amount will be deemed to be application to increase coverage under this Rider also, unless otherwise stated.

Monthly Deductions to be Waived

After total disability has continued for at least six months, monthly deductions will be waived for the period:

 .    Which starts on the first day of the policy month in which total disability started; and

 .    Which ends at the end of the second full policy month after total disability ends.

No monthly deductions will be waived beyond the policy anniversary on which the Insured is age 65, unless total disability has been continuous for the full five year period which ends on that anniversary.

Monthly deductions will not be waived for any period more than one year before proof of total disability is received by the Company at its Home Office.

The amount of all monthly deductions made after the start of total disability but before the Company approves a claim for waiver will be added to the cash value by the Company when a claim is approved.



NEL-79                                                               (continued)

                                                                          NEL-79

--------------------------------------------------------------------------------

Proof of Disability

Proof of total disability must be furnished:

 .    During the life of the Insured; and

 .    During the period of total disability; and

 .    Not more than one year after (a) the due date of a premium in default; or
     (b) the policy anniversary on which the Insured is age 65; or (c) the surrender or maturity of the Policy.

The Company has the right to require proof that total disability continues to exist. This right will be exercised at reasonable times; but after total disability has continued for two years, proof will not be required more often than once a year.

Failure to furnish proof of total disability within the time required will not void or reduce a claim for benefits if it is shown that:

 .    It was not reasonably possible to furnish proof within that time; and

 .    Proof was furnished as soon as reasonably possible.

Policy Benefits

The Policy proceeds will be the same while Monthly Deductions are being waived as they would be if each Monthly Deduction were paid in cash on the first day of the policy month.

Premiums For This Rider

Premiums for this Rider are charged as part of the monthly deductions. The factors for calculating the premiums for the Rider are shown in the Table of Premium Factors for Waiver of Monthly Deductions.

Date of Issue

The Date of Issue of this Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. The effective date of this Rider is its Date of Issue.



NEL-79                                                               (continued)

                                                                          NEL-79

--------------------------------------------------------------------------------

Not Contestable After Two Years

This Rider will not be contestable after it has been in force during the life of the Insured, and without the occurrence of total disability of the Insured: (a) with respect to the original coverage under the Rider, for two years from the Date of Issue of the Rider; and (b) with respect to each increase in the coverage under the Rider, for two years from the Adjustment Date of the Policy for that increase.

Contract

A copy of the application for this Rider is attached to and made a part of the Rider. This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule.

Termination

This Rider will terminate upon the earliest of:

 .    Termination of the Policy;

 .    An increase in the Face Amount of the Policy which does not qualify for coverage under this Rider;

 .    Death of the Insured; and

 .    Receipt of the Company at its Administrative Office of written election signed by the Owner of the Policy to terminate the Rider.


New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

  ABCD                             ABCD
President                       Secretary



NEL-79                                                               (continued)

                                                                          NEL-79

--------------------------------------------------------------------------------

Table of Premium Factors For Waiver of Monthly Deductions -- Disability of Insured Rider

The monthly premium for the Waiver Rider equals: the current Cost of Insurance, expense charges and administrative charges for this Policy and the cost of any riders; times the Factor from the Table for the attained age of the Insured. This premium is part of the Policy's Monthly Deduction.


               Age       Factor               Age        Factor

                20        .0108                42         .0277
                21        .0114                43         .0297
                22        .0119                44         .0319
                23        .0123                45         .0344
                24        .0128                46         .0372
                25        .0133                47         .0407
                26        .0136                48         .0449
                27        .0141                49         .0503
                28        .0145                50         .0571
                29        .0150                51         .0657
                30        .0155                52         .0765
                31        .0160                53         .0899
                32        .0166                54         .1065
                33        .0172                55         .1266
                34        .0178                56         .1522
                35        .0186                57         .1742
                36        .0195                58         .1987
                37        .0205                59         .2259
                38        .0216                60         .1273
                39        .0229                61         .1026
                40        .0244                62         .0760
                41        .0259                63         .0472
                                               64         .0177



--------------------------------------------------------------------------------

ABCD
Secretary


NEL-79

                                                                          NEV-84

Rider:  Change to a New Insured

The Company agrees that after the first policy year the Policy to which this Rider is attached can be changed to a new policy on the life of a new insured.

Conditions
The change can be made only:

 .    Upon application signed by the Owner of this Policy and by the new insured;

 .    Subject to proof that the new insured is insurable;

 .    If the age of the new insured on the Policy Date of the new policy is at least 1 and the age of the new insured on the Date of Issue of the new policy is less than 70;

 .    If the Owner of this Policy has an insurable interest in the life of the new insured; and

 .    If the Insured under this Policy is living on the Date of Issue of the new policy.

Riders can be attached to the new policy only with the consent of the Company.

This Policy will terminate at the end of the day prior to the Date of Issue of the new policy. The new policy will take effect on its Date of Issue.

The New Policy
The new policy will be issued:

 .    On the same plan of Variable Life insurance as this Policy;

 .    With a Policy Date, a Face Amount and a Death Benefit Option the same as this Policy;

 .    With a Cash Value on its Date of Issue which is equal to the Cash Value of this Policy on the date it terminates;

 .    Subject to any assignments and Policy Loans on this Policy; and

 .    Subject to any change cost.

The Date of Issue of the new policy will be the first day of the policy month which starts on or next follows:

 .    The approval by the Company of the application for the change; and

 .    Payment to the Company of any change cost.

Change Cost and Change Credit
There will be a change cost if there is an increase in the Net Cash Value as a result of the change.

There will be a change credit payable to you if there is a decrease in the Net Cash Value as a result of the change.

A detailed statement of the methods of computing the change cost and change credit have been filed, where required, with the Insurance Department of the state in which the Policy is delivered.

Contract
This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. This Rider has no cash value.

Termination
This Rider will terminate upon the earliest of: (a) lapse, termination or maturity of the Policy; (b) change of the Policy to a new policy under the provisions of the Rider; and (c) change of ownership of the Policy.

New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts


Robert A. Shafto      H. James Wilson
/s/                   /s/
President             Secretary

--------------------------------------------------------------------------------
RIDER: ACCELERATION OF BENEFITS

RECEIPT OF ACCELERATED BENEFITS MAY BE TAXABLE. THEREFORE, PRIOR TO EXERCISING THE OPTION, YOU SHOULD CONSULT A PERSONAL TAX ADVISOR TO DETERMINE ANY TAX CONSEQUENCES.

THE COMPANY agrees to pay an accelerated benefit to the Owner of the Policy if the Insured is terminally ill. This agreement is subject to the following provisions.

ELIGIBLE PROCEEDS

Eligible Proceeds equal: the amount of insurance provided under the basic Policy; minus any Policy Loan and accrued loan interest; plus the amount of benefit provided by any rider the Company consents to exchange for an accelerated benefit. Eligible Proceeds will be calculated as of the date your request for accelerated benefits is received by the Company at its Home Office. When all of the Eligible Proceeds are exchanged: any rider covering the Insured's children will become fully paid-up with no further premiums due; and the Policy and its other riders will terminate.

The Company will not allow the exchange of more than $250,000 of Eligible Proceeds on the life of any insured for accelerated benefits.

BENEFIT BASE

The accelerated benefit will be calculated using the Policy's Benefit Base. The Company will compute the Benefit Base by discounting the Eligible Proceeds being exchanged, using its then current assumptions. The Company's assumptions may change from time to time. Also, the computation of the amount of Benefit Base will reflect:

     .    The life expectancy of the Insured;

     .    The Net Cash Value on the date used to calculate the Eligible
          Proceeds;

     .    The Death Benefit on the date used to calculate the Eligible Proceeds;

     .    Expected future mortality and expense charges;

     .    Interest at a rate set by the Company; and

     . A processing charge of not more than 3% of the Benefit Base before the charge.

NEL-1581-1                                                           (continued)

You may choose to have the benefits paid to you: in one sum; or in monthly payments, if each payment is at least $20. The amount of monthly payments available will be quoted upon request.

If the Insured dies before all monthly payments are made, the present value of any payments not yet made will be paid to the Beneficiary.

Once an Option is chosen and benefits are being paid: the amount exchanged cannot be reduced; the number of payments cannot be changed; and the form of payment cannot be changed.

The obligations of the Company are subject to all payments made and actions taken by the Company under the Policy before it receives at its Home Office proof of the Insured's death.

TERMINAL ILLNESS OPTION

You can exercise this Option if the Insured has a medical condition that is expected to result in death within six months.

To exercise this Option, you must
request acceleration in written form satisfactory to the Company. Also, you must provide the Company with:

     . Certification signed by a licensed medical doctor that the Insured has a medical condition that is expected to result in death within six months; and

     .    Any other information needed by the Company to process your request.


The certification must be supported by evidence satisfactory to the Company.

The Company may require a second opinion by a licensed medical doctor chosen by the Company, at the Company's expense. This right will be exercised at places convenient to the Insured.

PARTIAL ACCELERATION OF BENEFITS

If the Company consents, you may exchange less than the full amount of Eligible Proceeds for an accelerated benefit.

NEL-1581-1                                                           (continued)

CONDITIONS

The Company will accelerate benefits subject to the following conditions:

          .    The Policy must be in force.

          . Every assignee must give written consent to the acceleration in a form satisfactory to the Company.

          . Every irrevocable beneficiary must give written consent to the acceleration in a form satisfactory to the Company.

          . Company consent must be given if there are less than 5 years remaining until the Policy will contractually expire or mature.

          . You are not being required by law to use the accelerated benefits to meet the claims of any creditors, whether in bankruptcy or not.

          . You are not being required by a government agency to accelerate benefits in order to apply for, obtain or keep a government benefit or entitlement.

          . Insurance subject to contestable and suicide provisions will not be included in the Eligible Proceeds.

CONTRACT

This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. This Rider has no cash value.

DATE OF ISSUE

The Date of Issue of the Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. The effective date of the Rider is its Date of Issue.

TERMINATION

This Rider will terminate upon the earliest of: (a) termination or maturity of the Policy; (b) exercise of this Rider; (c) the date on which this Policy would be disqualified as life insurance under the Internal Revenue Code as interpreted by the Internal Revenue Service or a court of competent jurisdiction because this Rider is attached; (d) receipt by the Company at its Home Office of written election signed by the Owner of the Policy to terminate the Rider; and (e) the death of the Insured.



NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts

/s/ Robert A. Shafto             /s/ Daniel D. Jordan
President                        Secretary


NEL-1581-1

                                                              Exhibit 1.A. 5.(b)

                                                                          NEV-40


Rider:    Temporary Term Insurance

The Company agrees that the Policy and its Riders will be in force as temporary term insurance from the Date of Issue to the Policy Date. During that period the amounts of insurance under the Policy and its Riders will be the same as the amounts on the Policy Date.

The premium for this Rider is due on the Date of Issue in the amount shown in the Policy Schedule.

During the temporary term insurance period the Policy will have no cash or loan value.

This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule.


New England Variable Life Insurance Company
501 Boylston Street, Boston, Massachusetts



John A. Fibiger            Kernan F. King
/s/                        /s/
President                  Secretary